MED-X, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Med-X, Inc.

Canoga Park, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Med-X, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s evaluations of the events and conditions and management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2025.

Tampa, Florida

September 12, 2025

F-2

MED-X, INC. Consolidated Balance Sheets

	December 31, 2024	December 31, 2023

ASSETS
Current Assets:
Cash & Cash Equivalents	$198,185	$65,747
Accounts Receivable, net	83,157	50,105
Inventory	615,914	536,241
Prepaids and Other Current Assets	301,351	80,290
Total Current Assets	1,198,607	732,383

Property and Equipment, net	21,213	30,955
Right-of-Use Operating Lease Asset	220,321	521,862
Intangible Assets	3,704	5,504
Security Deposit	54,624	54,624
Total Assets	$1,498,469	$1,345,328

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$817,893	$743,312
Line of Credit	49,257	20,635
Line of Credit Agreement, related party	499,617	499,666
Current Portion of Lease Liability	282,293	339,524
Total Current Liabilities	1,649,060	1,603,137

Lease Liability, net of current portion	-	282,293
Total Liabilities	1,649,060	1,885,430

STOCKHOLDERS' (DEFICIT)
Common Stock: $0.001 par value, 300,000,000 shares authorized. 20,482,818 and 14,115,368 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively.	20,483	14,115
Preferred Stock: 5,000,000 authorized, $0.001 par value; Series A Preferred Stock: 10,000 shares authorized, issued and outstanding	10	10
Additional Paid in Capital	40,618,236	30,414,827
Accumulated Deficit	(40,789,320)	(30,969,054)
Total Stockholders' (Deficit)	(150,591)	(540,102)
Total Liabilities and Stockholders' (Deficit)	$1,498,469	$1,345,328

See accompanying notes to audited consolidated financial statements.

F-3

MED-X, INC. Consolidated Statements of Operations

For Years Ended December 31,	2024	2023

Net Revenue	$1,730,284	$1,894,784
Cost of Goods Sold	1,429,200	1,641,617
Gross Profit	301,084	253,167

Operating Expenses:
General and Administrative	9,098,734	5,587,807
Sales and Marketing	970,193	1,088,729
Total Operating Expenses	10,068,927	6,676,536

Operating Loss	(9,767,843)	(6,423,369)

Interest Expense	52,423	55,127
Loss Before Provision for Income Taxes	(9,820,266)	(6,478,496)
Provision for income taxes	-	-
Net Loss	$(9,820,266)	$(6,478,496)

Net (loss) per Share – basic and diluted	$(0.57)	$(0.54)

Weighted Average Shares Outstanding – basic and diluted	17,267,663	12,049,960

See accompanying notes to audited consolidated financial statements.

F-4

MED-X, INC. Consolidated Statements of Changes in Stockholders’ (Deficit)

							Total
	Common Stock		Preferred Shares		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid In	Deficit	(Deficit)
Balance—December 31, 2022	9,687,650	$9,688	10,000	$10	$24,340,406	$(24,490,558)	$(140,454)
Stock Option, stock-based compensation	-	-	-	-	7,248	-	7,248
Shares issued for Consulting Services	1,301,147	1,301	-	-	2,080,532	-	2,081,833
Issuance of Common Stock for Cash, net of offering costs	3,126,571	3,126	-	-	3,986,641	-	3,989,767
Net Loss		-	-	-	-	(6,478,496)	(6,478,496)
Balance—December 31, 2023	14,115,368	$14,115	10,000	$10	$30,414,827	$(30,969,054)	$(540,102)
Stock Option, stock-based compensation	-	-	-	-	7,248	-	7,248
Shares issued for Consulting Services	3,038,764	3,039	-	-	5,508,489	-	5,511,528
Issuance of Common Stock for Cash, net of offering costs	3,328,686	3,329	-	-	4,687,672	-	4,691,001
Net Loss			-	-		(9,820,266)	(9,820,266)
Balance—December 31, 2024	20,482,818	$20,483	10,000	$10	$40,618,236	$(40,789,320)	$(150,591)

See accompanying notes to audited consolidated financial statements.

F-5

MED-X, INC. Consolidated Statements of Cash Flows

For Years Ended December 31,	2024	2023

CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	$(9,820,266)	$(6,478,496)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	11,542	15,726
Non-cash Lease accounting adjustments	(37,983)	(15,268)
Consulting Expense, settled through stock issuances	5,511,528	2,081,833
Share-Based Compensation Expense	7,248	7,248
Changes in operating assets and liabilities:
Accounts Receivable, net	(33,052)	15,268
Inventory	(79,673)	234,212
Prepaids and Other Current Assets	(221,061)	66,420
Accounts Payable	74,581	54,195
Accounts payable and accrued liabilities, related party	-	(84,398)
Net Cash Used in Operating Activities	(4,587,136)	(4,103,260)

CASH FLOW FROM FINANCING ACTIVITIES
Common Stock Issued for Cash, net of offering costs	4,691,001	3,989,767
Borrowings/ (Repayment) - Line of Credit	28,622	(24,952)
Repayment - Line of Credit Agreement, related party	(49)	(3,078)
Principal repayments	-	(2,202)
Net Cash Provided by Financing Activities	4,719,574	3,959,535

Net Change in Cash and Cash Equivalents	132,438	(143,725)
Cash—Beginning of the Year	65,747	209,472
Cash—End of the Year	$198,185	$65,747

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the period for Interest	$47,353	$52,338
Cash Paid During the period for Income Taxes	$-	$-

See accompanying notes to audited consolidated financial statements.

F-6

MED-X, INC. Consolidated Notes to Financial Statements For Years Ended December 31, 2024 and December 31, 2023

1. NATURE OF OPERATIONS

Med-X, Inc. (“Med-X”) was incorporated on February 24, 2014, in the state of Nevada. Med-X has a wholly-owned subsidiary, Pacific Shore Holdings, Inc. (“PSH”), which was established on August 12, 1981, in the state of Delaware. Med-X acquired this subsidiary through a merger in April of 2018. The consolidated financial statements of Med-X and PSH (which collectively may be referred to as the “Company”, “we”, “us”, or “our”), are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Canoga Park, California.

Med-X and PSH developed a series of natural “green” branded products under our product names: Nature-Cide®, Thermal-Aid®, and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, turf, janitorial, hospitality, transportation and agriculture, and the cannabis and hemp cultivation and products industries. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national and international distribution outlets positioned around the United States (US).

Malibu Brands are all-natural essential oils, including Hemp and CBD oil products, designed to treat a variety of ailments and while we are marketing certain formats of these products, other formulations are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes Cannabis media content to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and publishes a daily news video through social and news applications. As these core businesses evolve, we will seek to develop and monetize techniques for the recognition and extraction of Cannabis compounds for the medical industry, and a cost-effective pharmacy automation system for the pharmaceutical and cannabis industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The accounting policies conform to U.S. GAAP.

Basis of Consolidation

The Company’s audited consolidated financial statements include the accounts of Med-X Inc., and its wholly owned subsidiary, Pacific Shore Holdings, Inc., over which the Company exercises control. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidation financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Information

Operating segments are comprised of the components of an entity in which separate information is available for evaluation by the Company’s chief operating decision maker, or group of decision makers, in determining how to allocate resources in evaluating performance. The Company is organized primarily by product line and has determined it has a single operating segment which includes online sales via our managed ecommerce site, distributor sales and reseller sales via Amazon, of a like line of products, which have an intertwined production and distribution model and are distributed from one operating location. The Company derives immaterial revenue from advertising sales from our online media platform “MJT Network®”.

F-7

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The accounting policies for our product lines include revenue recognition applicable to both wholesale and retail (on-line) product sales and revenue is recognized in full at the time of the transfer of goods. The CODM evaluates the performance of the single operating segment based on the Company’s net income (loss) as reported in the Statements of Operations and allocates resources based on consumer demand for product lines, expected marketing costs to engage consumers and underlying costs of products sold. The Company’s segment assets, including inventory and intangible assets, are reported on the Balance Sheets.

The CODM reviews performance based on gross profit, operating profit, and net earnings. Operating profit is reviewed to monitor the operating and administrative expenses of the Company. Profitability is important to the Company’s ability to grow and expand operations and strategic initiatives. Accordingly, the CODM considers operating expenses, and other income (expenses) of our single operating segment as reported on the statement of operations and considers our current and total assets as recorded on the balance sheet. There are no additional expenses or asset information that are supplemental to those disclosed in these consolidated financial statements that are regularly provided to the CODM.

Going Concern

The accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net operating loss of $9,820,266, an operating cash outflow of $4,587,136 and liquid assets in cash of $198,185, which are less than a year worth of cash reserves as of December 31, 2024. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying audited consolidated financial statements do not include any adjustments that might result from these uncertainties.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2024 and December 31, 2023, the Company’s cash and cash equivalents did not exceed FDIC insured limits.

Accounts Receivable and Allowance for Expected Credit Loss

Accounts receivable are carried net of an allowance for expected credit losses. The allowance for expected credit losses is increased by a provision charged to expense and reduced by accounts charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential account losses based on management’s evaluation of the anticipated impact on the balance of current economic conditions, changes in character and size of the balance, past and expected future loss experience and other pertinent factors.

F-8

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instrument – Credit Losses. This ASU, and the related ASUs issued subsequently by the FASB introduce a new model for recognizing credit loss on financial assets not accounted for at fair values through net income, including loans, debt securities, trade receivables, net investment in leases and available-for-sale debt securities. The new ASU broadens the information that an entity must consider in developing estimates of expected credit losses and requires an entity to estimate credit losses over the life of an exposure based on historical information, current information and reasonable supportable forecasts.

The Company adopted this ASU on January 1, 2023, using the modified retrospective approach. The adoption of this ASU did not have a material impact on financial statements as the Company’s customers are direct consumers and pay at the time of purchase. As of December 31, 2024, and 2023, management determined the allowance for credit losses was de minimis.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or net realizable value. Inventories are periodically evaluated to identify obsolete or otherwise impaired products and are written off when management determines usage is not probable. The Company estimates the balance of excess and obsolete inventory by analyzing inventory by age using last used and original purchase date and existing sales pipeline for which the inventory could be used.

Intangible Assets

Intangible assets with finite lives, such as trademark & copyrights, are amortized on a straight-line basis over their estimated useful lives. The useful life of the trademark is estimated to be 15 years.

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment is as follows:

Category	Useful Life
Buildings & improvements	Lease term
Furniture & equipment	3 years
Software	5 years
Vehicles	Lease term or 5 years

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset. The Company did not recognize any impairment loss for the years ended December 31, 2024 and 2023.

F-9

Concentration of Credit Risk

Customer Concentrations

During the year ended December 31, 2024, the Company earned 29% of gross revenue from two customers and during the year ended December 31, 2023, the Company earned 18% of gross revenue from one customer.

Supplier Concentrations

During the years ended December 31, 2024, and 2023, the Company made purchases from two major suppliers that accounted for 76% and 78% of cost of goods, respectively.

Revenue Recognition

The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services. In determining when and how revenue is to be recognized from contracts with customers, the Company performs the following five step analysis laid under Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers: (1) identification of contract with customers, (2) determination of performance obligations, (3) measurement of the transaction price, (4) allocation of transaction price to the performance obligations, and (5) recognition of revenue when or as the Company satisfies each performance obligation.

Through the years ended December 31, 2024 and 2023, the Company generated revenues from selling its products to customers and distributors using (i) the Amazon eCommerce portal; (ii) its owned and operated eCommerce website; (iii) third party distributors; and (iv) on occasion, direct to end user. The Company considers its performance obligations satisfied upon shipment of the purchased products to the customer with respect to sales processed by third party fulfilment centers and delivery of the product for sales made to distributors or direct to end user. Returns of products from customer purchases using the Amazon resale portal are refunded by Amazon to the customer and products are returned to the Company’s warehouse inventory with no restocking fees incurred by the customer. The Company evaluates returns from customers purchasing products using its eCommerce site on a case-by- case basis and generally will issue a replacement product in the limited cases of product returns. Returns by distributors or direct to end user customers are also reviewed on a case-by-case basis for product replacement if the Company determines it is warranted. The Company has no policy requiring cash refunds. Revenue also includes immaterial advertising sales from our online media platform.

Disaggregated Revenues

Total revenues, consisting of disaggregated net sales across each of our product lines for the years ended December 31, 2024 and 2023 is set out below:

Revenue by Product
	December 31,
	2024 $	2024%	2023 $	2023%

Nature-Cide	$829,211	47.9%	$746,547	39.4%
Thermal-Aid	881,408	50.9%	1,113,610	58.8%
Malibu Brands	19,665	1.2%	34,627	1.8%
TOTAL	$1,730,284	100.0%	$1,894,784	100.0%

F-10

The following table reflects disaggregated revenue by sales channel at December 31:

Revenue by Channel
	December 31,
	2024 $	2023 $

Ecommerce/Online	$1,044,717	$1,225,890
Distributors	685,567	668,894
TOTAL	$1,730,284	$1,894,784

Cost of sales

Cost of sales includes actual product cost, shipping to distribution centers and reseller warehouses, labor, cost of warehousing and allocated overheard, which is applied on a per unit basis.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the years ended December 31, 2024, and 2023 amounted to $876,361 and $1,049,098, respectively, which is included in sales and marketing expenses on the accompanying consolidated statements of operations.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock under our Reg CF, Regulation A+ offering and Rule 506(c) private placements have been recorded as contra equity and deducted from the capital raised. Costs associated with the proceeds from an Initial Public Offering (IPO) on Form S-1 are capitalized under prepaid expenses and other current assets until such time as the success or failure of the IPO can be determined, at which time the costs will be recorded as contra equity or expensed. Offering costs include legal, accounting, investment banking, underwriting, printing, and regulatory and filing fees.

Stock-Based Compensation

The Company accounts for stock-based compensation to both employees and non-employees in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. Stock issued to third-party consultants is recorded at the estimated grant date fair value of the underlying common stock.

 Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, line of credit approximate fair value due to the short-term nature of such instruments).

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

F-11

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Lease Accounting

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard introduces a new lessee model that brings substantially all leases onto the balance sheets. The amendments in the ASU are effective for fiscal years beginning after December 15, 2021.

Effective January 1, 2019, the Company adopted the provisions of Topic 842 using the alternative modified transition method, with a cumulative effect adjustment to the opening balance of accumulated deficit on the date of adoption, and prior periods not restated, as allowed under the provisions of Topic 842.

The Company also elected to use the practical expedients permitted under the transition guidance of Topic 842, which provides for the following: the carryforward of the Company’s historical lease classification, no requirement for reassessment of whether an expired or existing contract contains an embedded lease, no reassessment of initial direct costs for any leases that exist prior to the adoption of the new standard, and the election to consolidate lease and non-lease components. The Company also elected to keep all leases with an initial term of 12 months or less off the balance sheet.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Basic and Diluted Net Loss Per Share

Basic and diluted earnings or loss per share (“EPS”) amounts in the audited consolidated financial statements are computed in accordance ASC 260- 10 Earnings Per Share, which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive. During years ended December 31, 2024 and 2023, there were 265,400 potentially anti-dilutive shares as a result of certain outstanding, exercisable stock options and share purchase warrants.

Income Taxes

The Company is taxed as a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.  The Company’s effective tax rate differs from statutory rates due to an increase in the valuation allowance. A full valuation allowance has been set against its net deferred tax assets as of December 31, 2024 and December 31, 2023.

F-12

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this update require enhanced disclosures about significant expenses on an annual and interim basis for all public entities. The amendments in this update were effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of this new guidance did not have a significant impact on our financial statements.

Recently Issued Accounting Pronouncements Pending Adoption

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Tax Disclosures, which requires disaggregated information about an entity's income tax rate reconciliation as well as information regarding cash taxes paid both in the United States and foreign jurisdictions. The amendments should be applied prospectively, with retrospective application permitted. The amendments are effective for annual periods beginning after December 15, 2024 with early adoption permitted. The Company is currently evaluating the impacts of adopting this guidance on its financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Disaggregation of Income Statement Expenses, to require additional disclosures of certain amounts included in the expense captions presented on the Statement of Operations as well as disclosures about selling expenses. In January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is currently evaluating the impacts of adopting this guidance on its financial statement disclosures.

3. INVENTORY

Inventory consists of the following items as of December 31:

	2024	2023
Raw Materials	282,956	326,214
Finished Goods	332,958	210,027
Total Inventory	$615,914	$536,241

4. DETAILS OF CERTAIN ASSETS AND LIABILITIES

Prepaid and other current assets consist of the following items as of December 31:

	2024	2023
Advances to Suppliers	165,864	31,831
Prepaid Rent	14,969	14,969
Escrow account	98,158	-
Other Current Assets, including deposits held by third parties from investors	22,360	33,490
Total Prepaids and Other Current Assets	$301,351	$80,290

F-13

4. DETAILS OF CERTAIN ASSETS AND LIABILITIES - CONTINUED

Accounts payable and accrued liabilities consists of the following items:

	2024	2023
Accounts Payable	478,355	464,345
Credit Cards	92,688	75,851
Accrued Employee Compensation	172,351	134,155
Other Payroll Liabilities	74,499	68,961
Total Accounts Payable and Accrued Liabilities	$817,893	$743,312

5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following items as of December 31:

	2024	2023
Buildings & Improvements	$337,806	$337,806
Furniture & Equipment	320,218	320,218
Software and Website	166,514	166,514
Vehicles	164,485	164,485
Property and Equipment, at cost	989,023	989,023
Accumulated Depreciation	(967,810)	(958,068)
Property and Equipment, Net	$21,213	$30,955

Depreciation expenses for property and equipment for years ended December 31, 2024, and 2023 were in the amount of $9,742 and $13,926, respectively, and is included in general and administrative expense on the accompanying consolidated statements of operations.

6. INTANGIBLE ASSETS

Intangible assets consist of the following items as of December 31:

	2024	2023
Trademark	$26,994	$26,994
Intangible assets, at cost	26,994	26,994
Accumulated Amortization	(23,290)	(21,490)
Intangible Assets, net	$3,704	$5,504

Amortization expense for years ended December 31, 2024 and 2023 was in the amount of $1,800 and $1,800, respectively, and is included in general and administrative expense on the accompanying consolidated statements of operations.

7. CREDIT FACILITIES

Line of Credit

The Company entered into a Loan and Security Agreement (the “Loan Agreement”) and a promissory note (the “Note”) with Crestmark Bank. The maximum amount that can be borrowed under the Promissory Note is $1,500,000. The Loan Agreement establishes the collateral and required terms for establishing a factoring of Accounts Receivable. Applicable Accounts Receivable are collected 87% up-front from Crestmark Bank, 13% collected upon customer payment, and deduction of fees by Crestmark Bank are paid as a deduction against factored amounts remitted to the Company. Interest on the outstanding balance is calculated at two (2%) percent above Prime Rate (7.50% as of December 31, 2024). At no time will the rate be lower than five and one quarter (5.25%) percent per annum. The Loan Agreement calls for a security interest in the assets of the Company such as Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing. The Company also agreed to certain fees such as loan fees, late reporting fees, lockbox fees, documentation fees, maintenance fees and an exit fee.

F-14

7. CREDIT FACILITIES - CONTINUED

As of December 31, 2024, and December 31, 2023, the outstanding balance was $49,257 and $20,635, respectively.

Line of Credit- Related Party

On August 6, 2022, the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) with two of its executive officers (collectively the “Lenders”). The Line of Credit Agreement provides for advances as needed up to a maximum of $500,000 for working capital. The amount outstanding on the Line of Credit Agreement shall be due and payable on the earlier to occur of (a) event of default or (b) the effective date the Company lists on a public stock exchange or one year from the execution date. The Line of Credit Agreement is supported by issuance of a Promissory Note to the Lenders for any amounts advanced thereunder.

Events of default under the terms of the agreement include nonpayment of principal or interest, when due, subject to a five (5) day cure period; voluntary or involuntary bankruptcy or receivership or declaration of insolvency; misrepresentation in the Line of Credit Agreement or documentation; material defaults under any term of the Line of Credit Agreement which has been noticed and remains uncured for thirty (30) days.

On August 1, 2023, Med-X and the Lenders agreed to an Amendment to the Line of Credit Agreement such that Maturity shall be the earlier of (a) the effective date the Company lists on a public stock exchange or (b) on demand upon thirty (30) days written notice by the Lenders. On September 28, 2023, Med-X and the Lenders agreed to a further Amendment such that the Promissory Note shall automatically be converted in full to Med-X common stock at the IPO price. Since the Company did not consummate an IPO, the immediately preceding terms of the Line of Credit Agreement shall apply. As of December 31, 2024 and 2023 2023, the Company has drawn $499,617 and $499,666, respectively against the Line of Credit Agreement and incurred interest expenses of $47,240 and $47,817, for the years ended December 31, 2024 and 2023, respectively. Included in accounts payable as of the years ended December 31, 2024 and 2023 are interest payable of $5,717 and $6,609, respectively.

8. LEASES

The Company conducts its operations from facilities in Canoga Park, California that was initially leased under a five-year lease which expired September 14, 2020. The Company renewed its lease for an additional five-year term which expires October 14, 2025. The lease is subject to an annual adjustment based upon an increase in the Consumer Price Index in the Los Angeles Area. Monthly payments range from $22,453 to $38,753 and contain escalation clauses. Rent expense is recorded on a straight-line basis over the lease term.

The weighted average lease term for the Company’s operating leases as of December 31, 2024, and December 31, 2023 was 0.8 years and 1.8 years, respectively.

The weighted average discount rate used for operating leases is 6.75% for the years ended December 31, 2024, and 2023.

Minimum future lease payments under non-cancellable operating leases as of December 31, 2024, are as follows:

For The Year Ended December 31,
2025	$309,858
Less: Present Value Discount	(27,565)
Total	282,293
Less: current portion	(282,293)
Lease liability, net of current portion	$-

F-15

9. CAPITALIZATION AND EQUITY TRANSACTIONS

Common Stock

On April 15, 2024 the Company’s Board of Directors approved a 1 for 16 Reverse Split of the Company’s common stock. The Reverse Split was effective April 16, 2024 and has been retroactively applied to the share and per share data included herein.

Shares issued during the year ended December 31, 2024

During the year ended December 31, 2024, the Company sold 1,177,501 shares of common stock at $1.60 per share under a private placement offering memorandum. The Company also sold 1,874,875 shares of common stock at $2.00 per share under the terms of a private placement. The Company received total proceeds of $4,494,428, net of offering costs.

In May 2024 the Company launched a Regulation CF Crowdfunding, offering shares of common stock at $3.00 per share. During the year ended December 31, 2024, the Company issued 276,310 shares of common stock under this offering and received proceeds of $196,573, net of offering costs.

During the year ended December 31, 2024, the Company also issued 1,415,000 shares of common stock for consulting services valued at $2,264,000 or $1.60 per share, 1,535,250 shares for consulting services valued at $3,070,500 or $2.00 per share, and a total of 88,514 for services rendered in respect to a financial advisory and investment banking agreement valued at $2.00 per share or $177,028.

Shares issued during the year ended December 31, 2023

During the year ended December 31, 2023, the Company issued 1,301,147 shares of common stock for consulting services which were valued at $2,081,833 or $1.60 per share.

On October 26, 2022, the Company began offering shares of common stock under a private placement memorandum (the “PPM”) for accredited investors only at $1.60 per share to raise up to $3,450,000, including an overallotment. The PPM was fully subscribed during the second quarter of fiscal 2023 and on May 6, 2023, the Company commenced a second offering under the same terms (the “Second PPM”). During the year ended December 31, 2023, the Company sold 3,126,571 shares of common stock under these offerings at $1.60 per share.  The Company received proceeds of $3,989,767, net of offering costs.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred shares at a par value of $0.001. As of December 31, 2024 and December 31, 2023, 10,000 shares of preferred stock have been issued and are outstanding. The Series A super voting Preferred Stock have de minimus economic rights (i.e. no conversion right, no dividend rights and no liquidation preference) but do confer Matthew Mills 51% voting control of the Company. The Preferred Stock also has redemption rights, in which the shares of the Preferred Stock shall be automatically, and without any required action by the Company or the holders thereof, redeemed by the Company at their par value on the first to occur of the following trigger events: (i) on the date Matthew Mills ceases, for any reason, to serve as officer, director or consultant of the Company, or (ii) on the date that the Company’s shares of common stock first trade on any national securities exchange, provided, however, that (a) the listing rules of any such exchange prohibit preferential voting rights of a class of the Company, or (b) listing on any such national securities exchange is conditioned upon the elimination of the preferential voting rights of the Series A Preferred Stock set forth in our Certificate of Designation. For the sake of clarity, the only rights designated to the series A super voting Preferred Stock are voting rights.

F-16

10. SHARE-BASED COMPENSATION

Stock Options

During 2016, the Company adopted the 2016 Stock Incentive Plan (which may be referred to as the “Plan”). The Company reserved 625,000 shares of its Common Stock pursuant to the Plan, which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, consultants, Officers or members of the Board of Directors. The term of the options under the Plan shall not exceed 10 years from the date of grant.

The option exercise price generally may not be less than the underlying stock's fair market value at the date of the grant. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award.

In prior years, the Company has granted time-vested options to purchase shares of common stock with exercise prices ranging from $9.60 - $12.80 on the date of grant by the Board. These options vest ratably over a period of between 2 and 4 years and expire ten years from the date of grant. The fair values of these options were calculated using the Black-Scholes model. This option pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility and the expected option term (the amount of time from the grant date until the options are exercised or expire). The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities of its peers. The Company applied the simplified method to determine the expected term of stock-based compensation grants.

Management estimated the fair value of common stock based on recent sales to third parties. Forfeitures are recognized as incurred.

A summary of the Company’s stock option activity and related information is as follows:

	Number of Awards	Weighted Average Exercise	Weighted Average Contractual Life
Outstanding at December 31, 2022	247,813	$10.08	3.76
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2023	247,813	$10.08	2.76
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2024	247,813	$10.08	1.76
Exercisable Options at December 31, 2024	243,360	$10.02	1.76

The number and weighted average exercise prices of all options outstanding as of December 31, 2024 are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	December 31, 2024	Price	(Years)
$12.80	17,813	$12.80	6.66
$10.56	62,500	$10.56	1.34
$9.60	167,500	$9.60	1.38
	247,813	$	1.76

F-17

10. SHARE-BASED COMPENSATION - CONTINUED

Stock compensation expense for the years ended December 31, 2024, and December 31, 2023, was $7,248 and $7,248, respectively.

The aggregate intrinsic value of the options as of December 31, 2024 and 2023 is $0.

Warrants

A summary of the Company’s warrants activity and related information is as follows:

	Number of Awards	Weighted Average Exercise	Weighted Average Contract Term
Outstanding at December 31, 2022	17,587	$9.60	3.70
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2023	$17,587	$9.60	2.70
Granted	-	-	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2024	$17,587	$9.60	1.70

The aggregate intrinsic value of the warrants as of December 31, 2024 and 2023 is $0.

11. INCOME TAXES

The provision for income taxes for the year ended December 31 consists of the following:

	2024	2023
Deferred tax (benefit)	$(2,930,367)	$(1,933,183)
Increase in valuation Allowance	2,930,367	1,933,183
Deferred tax (benefit)	$-	$-

Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	2024	2023
Net Operating Loss	$(8,538,054)	$(5,607,687)
Valuation Allowance	8,538,054	5,607,687
Total Deferred Tax Asset	$-	$-

Other items comprising timing differences between income tax basis and U.S. GAAP include share-based compensation, depreciation, amortization, lease accounts and provisions. However as of both December 31, 2024 and 2023, the deferred tax balances relating to these items are deemed to be nominal.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2024 and December 31, 2023. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carry-forward period are reduced or increased.

F-18

11. INCOME TAXES - CONTINUED

For the fiscal year ending December 31, 2024, the Company had federal cumulative net operating loss (“NOL”) carryforwards of $28,605,436, and the Company had state net operating loss (“NOL”) carryforwards of approximately $28,605,436. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely.

The Company has incurred substantial net operating losses, which are subject to limitations under Internal Revenue Code Section 382. Section 382 imposes an annual limit on the amount of taxable income that can be offset by NOLs if the Company undergoes an "ownership change," as defined by the tax code.

While a formal Section 382 analysis has not been prepared, the Company believes that the total available NOLs may not be fully utilizable before they expire, including the NOLs acquired in the PSH acquisition in 2018.

The Company regularly assesses the impact of Section 382 on its deferred tax assets and adjusts the valuation allowance accordingly. The realization of these NOLs is dependent on the Company’s ability to generate sufficient taxable income in future periods and is subject to further limitations if additional ownership changes occur.

The Company recognizes the impact of a tax position in the consolidated financial statements if that position is more likely than not to be sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2024, and December 31, 2023, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2024, and December 31, 2023, the Company had no accrued interest and penalties related to uncertain tax positions.

12. RELATED PARTY TRANSACTIONS

Line of Credit- Related Party

On August 6, 2022, the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) providing for advances as needed up to a maximum of $500,000 for working capital with two of its executive officers, Matthew Mills and Jennifer Mills. (ref: Note 7)

As of December 31, 2024 and 2023 2023, the Company has drawn $499,617 and $499,666, respectively against the Line of Credit Agreement and incurred interest expenses of $47,240 and $47,817, for the years ended December 31, 2024 and 2023, respectively. Included in accounts payable as of the years ended December 31, 2024 and 2023 are interest payable of $5,717 and $6,609, respectively.

License Agreement

The Company’s subsidiary, PSH, has an exclusive royalty-free worldwide master license from Matthew Mills, our CEO and one of the founders of the Company to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by PSH or its insolvency. Upon the closing of the Merger on April 16, 2018, a Nature-Cide sublicense agreement between PSH, as sub licensor, and the Company, as sublicensee, was merged and terminated. Accordingly, PSH can sell Nature-Cide directly to all potential customers for the product throughout the world.

In June 2012 the Company’s subsidiary, PSH, entered into a licensing agreement with Dr, Morton I Hyson, MD, PC, a director of the Company, dba Hyson Medical Products whereunder PSH was granted an exclusive license to utilize patents for certain branded products in consideration of a fee of 5% of the net sales of associated PSH branded products thirty days after each calendar quarter for five (5) years from commencement of sales, or the term of the agreement, whichever is longer. The agreement carried an initial term of five (5) years and is automatically extended thereafter for additional 12-month terms unless either party notifies the other party of the termination of the agreement, with at least six (6) months prior written notice. During the year ended December 31, 2024, we have paid to Dr. Hyson aggregate royalties of $26,302 (2023- $24,831) and have accrued royalties of $491 (2023 - $870) as of December 31, 2024. The patents  (1) Device and Method for Treatment of Headache - 5,700,238 ( Expired December 23, 2017), (2) Medicated Wrap - 6,313,370 (Expired November 6, 2021), and (3) Medicated Wrap - 7,186,260 (Expired March 6, 2022 )have all since expired and we are using the technology and case study covered by these patents to market additional private label consumer products under our brand to address headache pain relief, both migraine and tension.

F-19

13. COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2024, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

14. OTHER EVENTS

On September 15, 2023, the Company entered an agreement with Joseph Winograde to purchase 49% of Napco Painting Contractors, Inc.(“Napco”) for $500,000 in cash and issued a $2,500,000 convertible promissory note. The note converts into common stock at the IPO price. Since the Company's stock wasn't listed on Nasdaq within 90 days, the transaction was canceled. On December 13, 2023, an amendment extended the listing date to March 14, 2024, which later expired. Consequently, the transaction has been reversed as of the financial statement's issue date, retroactively affecting results from December 31, 2023, with no investment in Napco included. The Company intends to renegotiate with Napco at a future date.

On March 6, 2024, the Company entered into an agreement with Dealmaker to act as the Lead selling Agent for the Company’s Regulation A offering (the “DealMaker Agreement”). In connection with the DealMaker Agreement, the Company has agreed to pay DealMaker an advance of $32,500 (which shall be an advance against accountable expenses and will be refunded to the extent not actually incurred); a $10,000 monthly account management fee; and 6.5% cash fees from all proceeds.

On July 26, 2024 the Company entered into an Advisory Agreement with Maxim Group to provide general financial advisory and investment banking services to the Company. Upon execution of the agreement the Company issued 88,514 shares of common stock to Maxim Group LLC. The agreement includes provisions for additional payments in cash and shares upon the provision of certain additional services and the Company completing certain milestone achievements.

15. SUBSEQUENT EVENTS

On April 15, 2025, the Company filed a Form C-U indicating that the Company had terminated its Regulation CF Offering as of April 4, 2025.

On June 28, 2025 Dr. Morton Hyson resigned as a Board of Director Member effective immediately for personal reasons. Effective July 18, 2025 Mrs. Mary Kay Wilson was appointed as a Board of Director Member filling the seat previously held by Dr. Morton Hyson.

Between January 1, 2025, and August 31, 2025, the Company sold 285,347 shares of common stock at $3.00 per share in a Reg CF Offering with net proceeds of $740,452.

F-20

15. SUBSEQUENT EVENTS - CONTINUED

Between January 1, 2025, and August 31, 2025, the Company sold 137,823 shares of common stock at $4.00 per share in its Tier 2 Reg A+ Offering with net proceeds of $551,292.

Between January 1, 2025, and August 31, 2025, the Company sold 937,250 shares of common stock at $2.00 per share in its private placement. The Company received net proceeds of $1,542,200.

Between January 1, 2025, and August 31, 2025, the Company sold 683,665 shares of common stock at $3.00 per share in its private placement with net proceeds of $1,676,950.

Between January 1, 2025, and August 31, 2025, the Company issued 641,000 shares of common stock to several consultants for consulting services provided in the period, which were valued at $1,923,000 and expensed.

On August 29, 2025, the Company entered into an agreement with Delbrook Digital Ltd., a foreign broker-dealer based in Canada doing business as Bad Twin Capital (together with any subsidiaries, affiliates, successors and assigns, “Bad Twin Capital”), along with its US partner, Marco Polo Securities, Inc., a registered US broker-dealer and member FINRA/ SIPC (together with its subsidiaries and affiliates, “Marco Polo”), pursuant to which Bad Twin Capital and Marco Polo (together, the “Bad Twin Capital Team”) shall act as financial advisers to the Company. Under the terms of the agreement the Company paid Bad Twin a $20,000 retainer and agrees to certain additional success fees and reimbursements in the event a transaction as contemplated by the agreement is concluded.

The Company has evaluated subsequent events for the period from December 31, 2024, through September 12, 2025, which is the date the audited consolidated financial statements were available to be issued.

F-21